UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 9, 2005

FelCor Lodging Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-14236	75-2541756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Frwy., Suite 1300 Irving, Texas		75062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(972) 444-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Term Credit Agreement

On December 9, 2005, FelCor Lodging Trust Incorporated, or the Company, through FelCor Lodging Limited Partnership (“FLLP”) and certain of its subsidiaries, entered into a First Amendment to that certain Term Credit Agreement dated as of October 18, 2005 (the “Term Credit Agreement”) among FelCor TRS Borrower 1, L.P. and FelCor TRS Borrower 2, L.P., as borrowers; FelCor TRS Guarantor, L.P., FelCor Lodging Limited Partnership, FelCor Lodging Company, L.L.C., FelCor Philadelphia Center, L.L.C., FelCor Marshall Motels, L.L.C. and Center City Hotel Associates, as guarantors; Citicorp North America, Inc., as the initial Lender, the administrative agent for the lenders and the collateral agent for the secured parties; and Citigroup Global Markets Inc., as sole lead arranger and sole book running manager.

The amendment increases the amount available under the Term Credit Agreement to $225 million from its original $175 million. The amendment also increases the mortgage collateral to 22 hotel properties from the original 18 hotel properties. In connection with this amendment, FLLP completed a draw of $75.5 million (see Item 2.03 below). Together with the initial draw on October 18, 2005 and the second draw on October 27, 2005, the outstanding principal balance under the Term Credit Agreement as of December 9, 2005 is $225 million.

Revolving Credit Agreement

Also on December 9, 2005, the Company entered into a Revolving Credit Agreement (the “Revolving Credit Agreement”) dated as of December 9, 2005, among the Company and FLLP, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders named therein. The Revolving Credit Agreement is a revolving credit facility for an initial aggregate amount of $125,000,000 and has a maturity date of December 9, 2008, which may be extended to December 9, 2009 at the option of the borrowers if no default has occurred. The principal under each term advance of the Revolving Credit Agreement, except for swingline loans, shall bear interest, as determined by the administrative agent of the credit facility, at a variable rate based on an alternate base rate or an adjusted LIBO rate and may subsequently be converted by the borrowers from an alternate base rate into an adjusted LIBO rate, or vice versa. Swingline loans under the JPM Credit Facility will have an alternate base rate and may not be converted. The borrowers shall have the right at any time and from time to time at its option to prepay any term advance in whole or in part. The Revolving Credit Agreement is unsecured but will be guaranteed by certain subsidiaries of the Company to be designated prior to the effectiveness of the Revolving Credit Agreement. As of December 9, 2005, the effectiveness of the Revolving Credit Agreement is subject to the prior satisfaction of certain conditions which have not yet been satisfied, including the payment in full of the Term Credit Agreement. Consequently, as of December 9, 2005, the Company has not made any borrowings under the Revolving Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On December 9, 2005, in conjunction with the third draw under the Term Credit Facility, the Company paid in full the outstanding amounts under that certain Loan Agreement, dated as of July 28, 2004, in the original aggregate principal amount of $87 million, by and among certain subsidiaries of the Company and JPMorgan Chase Bank, as lender. Prepayment of this loan was not permitted before the payment date occurring on January 9, 2006; however, the lender agreed to accept the prepayment on December 9, 2005, provided that the Company also prepaid the interest due through January 9, 2006. The total amount of the prepayment was $85.7 million, which included the outstanding principal amount of $84.7 million, accrued interest of $440 thousand and prepaid interest of $474 thousand.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2005, pursuant to the terms of the Term Credit Agreement, the Company, through FLLP and certain of its subsidiaries, incurred direct financial obligations in the amount of $75.5 million. See Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELCOR LODGING TRUST INCORPORATED

Date: December 15, 2005	By:	/s/ Lawrence D. Robinson
	Name:	Lawrence D. Robinson
	Title:	Executive Vice President, General Counsel

and Secretary